SECOND AMENDMENT TO APPENDIX A OF THE OPERATING EXPENSE LIMITATION AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

and

Absolute Capital Management, LLC.

THIS SECOND AMENDMENT TO APPENDIX A TO THE OPERATING EXPENSE LIMITATION AGREEMENT (the “Second Amendment”) is made and entered into as of November 19, 2025, between Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”), and Absolute Capital Management, LLC, a Pennsylvania Limited Liability Company (the “Adviser”) located at 101 Pennsylvania Blvd., Pittsburgh, PA 15228.

RECITALS:

WHEREAS, the parties previously entered into that certain Operating Expense Limitation Agreement between the Trust and the Adviser dated as of May 28, 2015 (the “Agreement”);

NOW, THEREFORE, the parties hereto agree as follows:

Effective February 1, 2026, Appendix A of the Agreement is hereby replaced with the following:

Fund	Operating Expense Limit	Term
Absolute Capital Asset Allocator Fund Class A Institutional Class Investor Class	1.95% 1.70% 2.70%	Through January 31, 2027
Absolute Capital Defender Fund Class A Institutional Class Investor Class	2.04% 1.79% 2.79%	Through January 31, 2027

IN WITNESS WHEREOF, the parties have caused this Second Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: ____________________________

Name: Brian Curley

Title: President

Absolute Capital Management, LLC

By: ____________________________

Name: Brenden Gebben

Title: Managing Director & CEO